[LETTERHEAD OF Investor Force Securities, Inc.]

April 4, 2003

Mr. Jasper Frontz
Denver Investment Advisors, LLC
1225 17th St., 26th Floor
Denver, CO. 80202

Dear Jasper:

On behalf of Investor Force, Inc. I wanted to thank you and your organization for continuing on the Investorforce platform. We are very excited about the future of our business and hope that our relationship with you proves to be mutually beneficial.

I also would like to take this opportunity to inform you in writing that Exhibit B paragraph (A) (CUSP Fee) of the Services Agreement DTD the 22nd day of February, 2001, between Investor Force Securities, Inc. and Denver Investment Advisors, LLC is deleted in its entirety. Exhibit B (B) (Asset Based Fee) and Exhibit B(C) (Monthly billing) continue in full force and effect.

I appreciate your time. If you have any questions, please do not hesitate to contact me directly at 610-232-2478.

Sincerely,


/s/ Chris Brown

Chris Brown
Operations Manager
Investor Force, Inc.

/s/ [ILLEGIBLE]                 4/4/2003
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